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                              FOSTER WHEELER LTD.



                                                                  May 29, 2001


NAME
ADDRESS 1
CITY   STATE  POSTALCODE

Dear [FirstName] :

                     This letter will confirm the agreement between you and Foster Wheeler Inc. (the "Company") regarding certain terms and conditions relating to your employment by the Company.

                     In the event that the Company terminates your employment (as defined in Paragraph 4 Subsections (a) and (b) of the Change of Control Employment Agreement) between the date hereof and December 31, 2003 for any reason, other than (i) death; (ii) disability (as defined in the Company's long-term disability plan), or (iii) conviction of, indictment for, or the entry of a guilty plea or plea of no contest with respect to a felony offense, the Company agrees to provide you with the following separation benefits:

                     1. You will continue to receive your base salary in effect on the date of termination of employment for a period (the "Salary Continuation Period") commencing on the date of termination and continuing until the greater of (i) December 31, 2003 or (ii) two years from the date of termination. Such amounts shall be paid in accordance with the normal payroll practices of the Company. In addition, you will receive credit for both age and service during the Salary Continuation Period under all employee benefit plans of the Company, including the Company's pension plan and SERP, which rely on age and/or service to determine benefit. However, all of the additional pension benefit will be paid under the non-qualified SERP Plan.

                     2. You will be entitled to receive all target bonuses under the annual and long-term segments of the Company's Incentive Compensation Plan (or any successor similar plan which may be adopted in lieu of such Incentive Compensation Plan) for all calendar years within the Salary Continuation Period. Such bonuses shall be paid at the same time as payments are made to the other participants in such Incentive Compensation Plan or successor plan.

                     3. During the Salary Continuation Period your coverage under all health and welfare benefit plans (except vacation and sick leave accrual) will be maintained by the Company. Such coverage will be at the same levels, including relative employer and employee portions of the cost of coverage, as with respect to similarly situated plan participants on the commencement of the Salary Continuation Period.




                        CLARENDON HOUSE, 2 CHURCH STREET
                            HAMILTON, HM CX, BERMUDA
       MAILING ADDRESS: PERRYVILLE CORPORATE PARK, CLINTON, NJ 08809-4000

                     4. Upon the commencement of the Salary Continuation Period, the Company will cause all transfer and other restrictions to be removed from all shares of capital stock of the Company then registered in your name. In addition, any stock options which you then hold to purchase shares of capital stock of the Company will be immediately vested.

                     The benefits enumerated above (the "Additional Benefits") will be in addition to all other benefits afforded senior executives of the Company upon termination of employment provided, however, that if, as a result of a termination of your employment, you receive payments and benefits pursuant to Paragraph 6, Subsection (a), of the Change of Control Agreement between you and the Company, dated as of May 25, 2001, as such agreement may be amended from time to time (the "Change of Control Agreement"), you shall be entitled to no payments or benefits pursuant to this letter agreement. In consideration of the Company agreement to make the Additional Benefits available to you, you agree that upon your termination of employment you will execute a waiver and release in the form attached hereto. You agree that no payments or benefits pursuant to this letter agreement will be made or provided until ten (10) days after your execution of such waiver and release.

                     This Agreement is not intended to preclude the benefits payable under the Change of Control Agreement of May 25, 2001, should the events as described therein occur.

                     This letter agreement (a) shall be binding upon and inure to the benefit of you and the Company and our respective successors, assigns, heirs, estates and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred; or any affiliate of the Company or such entity following the transactions referred to in the immediately preceding paragraph; and (b) shall be governed and construed in accordance with the laws of the State of New Jersey without giving effect to the principles of conflicts of law.

                     If any provision of this letter agreement is held invalid or unenforceable by any arbiter agreed to by you and the Company or by a court of competent jurisdiction, the other provisions hereof will remain in full force and effect. Any provision of this letter agreement so held to be invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                     You hereby agree that you shall not defame, disparage, or criticize any employee or director of the Company, or its affiliates or their respective products or services in any medium to any person or entity.

                     The management and the Board of Directors of Foster Wheeler Ltd. shall use reasonable best efforts to cause the Company's officers and directors not to defame, disparage or criticize you. Nothing herein shall limit any confidential discussions any of the Company's officers or directors may have with the Company's attorneys or limit any truthful statements made by you or the Company's officers or directors in any legal proceeding or as required by law.

                     If the foregoing correctly sets forth your understanding of the agreement between you and the Company with respect to the subject matter hereof, kindly execute the enclosed copy of this letter and return it to the undersigned in which event it shall constitute a binding agreement between you and the Company.

                                                              Very truly yours,




                                                              Richard J. Swift

Attachment
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Agreed to and Accepted:




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{Name}
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